Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Corp. Names William Hahne to Its Board

DENVER – October 26, 2007 – Whiting Petroleum Corporation (NYSE: WLL) today announced that it has named William N. Hahne to the Company’s Board of Directors effective November 1, 2007. With the addition of Mr. Hahne, who will be an independent director of Whiting, the Company has expanded its Board of Directors to eight members.

Mr. Hahne was Chief Operating Officer of Petrohawk Energy until October 2006 and prior to that served as President, Chief Operating Officer and Director of KCS Energy, Inc. He is a graduate of Oklahoma University with a BS in petroleum engineering and has 34 years of extensive technical and management experience with independent oil and gas companies, including Unocal, Union Texas Petroleum Corporation, NERCO, The Louisiana Land and Exploration Company (LL&E) and Burlington Resources, Inc.

James J. Volker, Chairman, President and Chief Executive Officer of Whiting Petroleum, said, “I am extremely pleased to have Bill joining Whiting’s Board. His experience as a director of a publicly held exploration and production company and his strong record in creating value should complement Whiting’s Board.”

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.